EXHIBIT 99.1

Sleep Number Comments on Public Letter to Shareholders from Stadium Capital Management

MINNEAPOLIS, November 25, 2024--(BUSINESS WIRE) –Today, Sleep Number Corporation (Nasdaq: SNBR) (“Sleep Number” or the “Company”) issued the following statement in response to the public letter to shareholders from Stadium Capital Management, LLC (together with its affiliates, “Stadium”):

The Board of Directors (the “Board”) and leadership team of Sleep Number welcome shareholder input and suggestions. To that end, we have engaged extensively with Stadium and last November added two directors recommended by Stadium to the Board. Over the last 12 months, members of our Board and leadership team have spoken with Stadium on more than a dozen occasions, and Stadium participated in four meetings with the Board’s Capital Allocation and Value Enhancement Committee.

On October 30, 2024, Sleep Number announced a set of comprehensive and thoughtfully considered changes to the Company’s leadership and governance, including a CEO transition and Board refreshment and declassification. These reforms, which were carefully planned, were consistent with nearly all the suggestions we had received from Stadium over the past year.

As we expressed to Stadium at the time, executing an effective CEO succession process and identifying and recruiting the next CEO is the highest priority for the Board. The Board has prepared extensively for this process and is confident in its approach to CEO succession, for several reasons:

•The Board’s Management Development and Compensation Committee (the “Committee”) has been planning for CEO succession for years. Consistent with best practices, the Committee has discussed CEO succession, candidates and process nearly every quarter for many years.
•The Committee is being advised by an experienced, independent executive search firm. The Committee has retained Korn Ferry, one of the world’s leading executive search firms, to assist with the CEO search process. The individual leading the search for Korn Ferry is the co-leader of that firm’s Board and CEO practice.

•The Committee is highly qualified and independent. All six members of the Committee (one of whom was recommended to the Board by Stadium) are fully independent, and each member has experience with CEO succession processes; three members are current or former public company CEOs, and one was a private company CEO. Sleep Number’s CEO is not on the Committee. The Committee’s composition is appropriate, reflecting a diverse range of tenures and areas of functional and industry expertise.

•The search process has been robust and methodical. The Committee has been meeting on a weekly basis now that it is actively recruiting a new CEO and, in between meetings, is evaluating candidates and engaging with Korn Ferry. Consistent with best practice, the Committee did not limit the talent pool Korn Ferry should survey. The Committee has been presented with an initial candidate pool of accomplished leaders from across the country. The Committee, with Korn Ferry’s input, has filtered that list and conducted initial screenings of some candidates, with members of the Committee interviewing such candidates. The initial screening continues even as candidates advance in the process.

•The full Board is involved and will make the final decision. The full Board has been, and will continue to be, involved in the process, approving the CEO profile, reviewing the position specification approved by the Committee and receiving updates as the Committee advances the search. The final decision will be made by the full Board, after each director has the opportunity to interview each of the final candidates.

Given our robust approach, we were surprised when Stadium made the highly unusual demand that it be granted direct participation in the CEO succession process. There is no predicate, in our view, for changing the Board’s best-in-class CEO search process. As noted, our process has been underway for many months and has already identified highly qualified candidates. Resetting the process to accommodate a single shareholder’s desire for direct participation on the Committee may discourage participation by CEO candidates and would likely delay the appointment of a new CEO.

That said, the Committee and Sleep Number’s Board remain interested in Stadium’s perspectives and input. To that end, three independent directors met with Stadium to describe our process and listen to Stadium’s views on the qualities it desires in a new CEO. Further, the Committee invited Stadium to present its views and ask questions to the entire Committee and Korn Ferry last week. Stadium abruptly withdrew its participation less than 24 hours before the meeting was scheduled to take place.

The Board invited the Company’s top 20 shareholders to share their views on CEO succession. The Board appreciates the contributions of those shareholders that have shared their views already and welcomes all stakeholders to provide their perspectives. Despite Stadium’s refusal to present its views to the Committee and Korn Ferry, Sleep Number’s Board and the Committee remain open to Stadium’s input.

The Board reiterates that its highest priority is identifying and recruiting the optimal candidate.

About Sleep Number Corporation

Sleep Number is a wellness technology company. We are guided by our purpose to improve the health and wellbeing of society through higher quality sleep; to date, our innovations have improved nearly 16 million lives. Our wellness technology platform helps solve sleep problems, whether it’s providing individualized temperature control for each sleeper through our Climate360® smart bed or applying our more than 29 billion hours of longitudinal sleep data and expertise to research with global institutions.

Our smart bed ecosystem drives best-in-class engagement through dynamic, adjustable, and effortless sleep with personalized digital sleep and health insights; our millions of Smart Sleepers are loyal brand advocates. And our 3,700 mission-driven team members passionately innovate to drive value creation through our vertically integrated business model, including our exclusive direct-to-consumer selling in nearly 650 stores and online.

To learn more about life-changing, individualized sleep, visit a Sleep Number® store near you, our newsroom and investor relations sites, or SleepNumber.com.

Forward-looking Statements

Statements used in this news release relating to future plans and events such as the statements about the board’s ongoing work to identify and recruit the next CEO are forward-looking statements subject to certain risks and uncertainties which could cause the company’s results to differ materially. The most important risks and uncertainties are described in the company’s filings with the Securities and Exchange Commission, including in Item 1A of the company’s Annual Report on Form 10-K and other periodic reports. Forward-looking statements speak only as of the date they are made, and the company does not undertake any obligation to update any forward-looking statement.

Contacts

Investor Contact: Dave Schwantes; investorrelations@sleepnumber.com
Media Contact: Julie Elepano; julie.elepano@sleepnumber.com